Exhibit 21

H. J. Heinz Company and Subsidiaries
SUBSIDIARIES OF THE REGISTRANT

Following are the subsidiaries of H. J. Heinz Company (the “Company”), other than those which if considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, and the state or country in which each subsidiary was incorporated or organized. The accounts of each of the listed subsidiaries are a part of the Company's consolidated financial statements.

Subsidiary	State or Country

Heinz Italia S.p.A.	Italy
Heinz Wattie's Limited	New Zealand
H. J. Heinz B.V.	Netherlands
H. J. Heinz Company Australia Limited	Australia
H. J. Heinz Company of Canada Ltd.	Canada
H. J. Heinz Company, L.P.	Delaware
H. J. Heinz Company Limited	United Kingdom
H. J. Heinz Finance Company	Delaware
ProMark Brands	Idaho
Heinz Investments Ltd.	Cyprus
H. J. Heinz France S.A.S.	France
Alimentos Heinz, C.A.	Venezuela
P.T. Heinz ABC Indonesia	Indonesia
Heinz India Private Limited	India
Sharpsburg Holdings Limited	Gibraltar
Heinz European Holding B.V.	Netherlands
Heinz Brazil S.A.	Brazil
H.J. Heinz Investment Cooperatief U.A.	Netherlands
Foodstar Holdings Pte Ltd.	Singapore
H.J. Heinz Ireland Holdings	Ireland
Heinz Management LLC	Delaware
H.J. Heinz Supply Chain Europe B.V.	Netherlands
Country Ford Development Limited	Hong Kong
Heinz Asean Pte. Ltd.	Singapore